EXHIBIT 2.4


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 2nd day of January 2005, between Smart Truck Systems, a Nevada corporation (the "Company"), and Robert l. Cashman ("Cashman").

                              W I T N E S S E T H:

     WHEREAS, the Company and Cashman desire to enter into this Employment Agreement to provide for compensation and other benefits to be paid and provided by the Company to Cashman in connection therewith, and to set forth the rights and duties of the parties in connection therewith.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

1.   Employment.
     -----------

(a) The Company shall employ Cashman and Cashman shall accept such employment on the terms and conditions set forth herein. During the Term of this Agreement, Cashman shall devote Cashman's reasonable business time and all reasonable efforts to Cashman's employment and perform diligently such duties that may be reasonably assigned from time to time by the Chief Executive Officer of the Company.

(b) Cashman shall report directly to the Chief Executive Officer of the Company. Cashman will generally work from home, but will be available as needed for office meetings at the request of the Chief Executive Officer. The Company, through the Chief Executive Officer will, from time to time, assign duties and special projects to Cashman which he will diligently pursue.


(c) Cashman shall not make, nor cause any other person to make or cause to be made on his behalf, any public disparaging or derogatory statements or comments regarding the Company, its Affiliated companies, or its or their officers or directors; likewise the Company will not make any public disparaging or derogatory statements or comments regarding Cashman.

2.   Term.
     -----

     The term of employment covered by this Agreement (the "Term") shall begin on the date of this Agreement and shall continue until the date of the first anniversary thereof (the "Expiration Date").

3.   Compensation.

     (a)  Annual Salary.
          --------------


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     For all services Cashman may render to the Company during the Term, the
Company shall pay to Cashman an annual salary of fifty two thousand dollars ($52,000). Salary payable by the Company to Cashman under this Paragraph 3(a) shall be payable in those installments customarily used in payment of salaries to the Company's executives (but in no event less frequently than monthly).

     (b)  Benefits; Business Expenses.
          ----------------------------

     Cashman shall be entitled, subject to the terms and conditions of the appropriate plans, to the following:

          (1)  Health insurance as currently provided by the Company.

          (3)  Four (4) weeks vacation.

          (4) Upon delivery of proper documentation therefor, Cashman shall be reimbursed for all reasonable and necessary travel, hotel and other business expenses when incurred on Company business.

4.   Termination.

     (a)  The employment of Cashman under this Employment Agreement and the
          Term:

          (i) shall be terminated automatically upon the death or permanent disability of Cashman, or

          (ii) may be terminated immediately for Cause at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Employment Agreement or at law. For purposes of this Agreement, the term "cause" shall mean (i) any willful material neglect by Cashman, or material failure by Cashman to substantially perform the duties and responsibilities of Cashman's office or offices (other than any such failures resulting from Cashman's incapacity due to illness or injury), or (ii) any malfeasance or gross misconduct by Cashman in connection with the performance of any of the duties or responsibilities or otherwise which would, in the view of a reasonable person, be materially prejudicial to the interests of the Company or any of its affiliates if Cashman were retained in the respective office or offices, including without limitation, conviction of a felony, or
     (iii) actual indictment for, or formal admissions to a felony or crime of moral turpitude, dishonesty, breach of trust or unethical business conduct or any crime involving the company, or (iv) repeated material failure to adhere to the policies and directions of the Chief Executive Officer, or failure of Cashman to devote sufficient time and efforts to the business of the Company and the duties and responsibilities hereunder so as to result in material impairment of Cashman's performance hereunder. Upon termination for cause, Cashman shall only be entitled to receive compensation and benefits through the date of notice of termination.



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          (iii) may be terminated at any time during the Term by Cashman within thirty (30) days' advance written notice to the Company;


          (iv) may be terminated by the Company upon thirty (30) days notice for any reason or for no reason, provided however, that the Company shall continue to provide Cashman with his annual salary and benefits through the Expiration Date if he is terminated under this sub-section.


          (v) shall terminate automatically at 11:59 p.m. on the Expiration
     Date.

5.   Withholding Taxes.
     ------------------

     All payments to Cashman hereunder shall be subject to withholding on account of federal, state and local taxes as required.

6.   No Conflicting Agreements.
     --------------------------

     Cashman represents and warrants that to the best of Cashman's knowledge Cashman is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit Cashman from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

7.   Solicitation of Employees; Customers; Agents or Representatives etc.
     --------------------------------------------------------------------

     (a) Cashman agrees that, during the term of employment hereunder, Cashman shall not, directly or indirectly:

     (1) Solicit, entice, persuade or induce any individual who is then or has been within the preceding six-moth period, an employee of the Company or any of its subsidiaries or affiliates, to terminate his or her employment with the Company or any company controlled by or under common control with the Company (defined for purposes of this Section 7 as an "Affiliate"), or to become employed by or enter into contractual relations with any other individual or entity, and Cashman shall not approach any such employee for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity; or

     (2) except in accordance with Cashman's duties hereunder, solicit, entice, persuade or induce any individual or entity which is then, or has within the preceding twelve-month period been, a customer, distributor or supplier, or policy owner, agent or representative of the Company or any of its Affiliates to terminate or materially reduce his, her or its contractual or other relationship with the Company or any of its subsidiaries or affiliates, and Cashman shall not approach any such customer, distributor, supplier, policy owner, agent or representative for such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity.

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8.   Severable Provisions.
     ---------------------

     The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

9.   Binding Agreement.
     ------------------

     The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Cashman under this Employment Agreement shall inure to the benefit of, and shall be binding upon, Cashman and Cashman's heirs, personal representatives and successors and assigns. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

10.  Arbitration.
     ------------

     Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association ("AAA") then pertaining in Orange County Ca., and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 9 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Cashman of any of Cashman's covenants contained herein.

11.  Notices.
     --------

     Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth below, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Paragraph 10.

         If to the Company:                 Smart Truck Systems, Inc.
                                            22101 Alessandro Blvd.
                                            Moreno Valley, Ca. 92553
                                            Attn. Joseph R. Scarpello

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         If to Cashman:                     18761 Park Villa
                                            Villa Park, Ca. 92681

12.  Waiver.
     -------

     The failure of either party to enforce any provision of this Employment Agreement shall not in any way be construed as a waiver of any such provision as to any future violation thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

13.  Prior Agreements.
     -----------------

     This Employment Agreement supersedes all prior agreements and understandings between the parties or affiliates thereof. All obligations and liabilities of each party in favor of the other relating to employment matters arising prior to the commencement of the Term of this Employment Agreement shall be deemed fully satisfied, paid and discharged.

14.  Captions and Paragraph Headings.
     --------------------------------

     Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

15.  Governing Law.
     --------------

     This Employment Agreement shall be governed by and construed according to the laws of the state of California.



         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

                         Smart Truck Systems, Inc.


                         By: /s/ John Vilagi
                             -------------------------------------------------
                             John Vilagi, Secretary of Smart Truck Systems, Inc.



                             /s/  Robert L. Cashman
                             ----------------------
                             Robert L. Cashman


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